                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                INCONTROL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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

                                 INCONTROL LOGO
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD THURSDAY, MAY 15, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of InControl, Inc., a Delaware corporation (the "Company"), will be held at the Bellevue Club, 11200 S.E. 6th St., Bellevue, Washington, at 8:30 a.m., local time, on Thursday, May 15, 1997 for the following purposes:

     (1) To elect one director of the Company.

     (2) To approve the amendment of the Restated 1990 Stock Option Plan to increase the number of shares issuable thereunder by 1,000,000.

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 20, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting in person.

     To ensure representation at the Annual Meeting, stockholders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible, even if they plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a Proxy if the Proxy is revoked in the manner set forth in the accompanying Proxy Statement.

                                          By order of the Board of Directors

                                          /s/ DONALD F. SEATON III
                                          Donald F. Seaton III
                                          Vice President, Finance, Chief
                                          Financial Officer and
                                          Secretary
Redmond, Washington
April 10, 1997

                                INCONTROL, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of InControl, Inc. (the "Company" or "InControl") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Bellevue Club, 11200 S.E. 6th St., Bellevue, Washington, at 8:30 a.m., local time, on Thursday, May 15, 1997, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are located at 6675 185th Avenue N.E., Redmond, Washington 98052. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to stockholders on or about April 10, 1997.

RECORD DATE AND OUTSTANDING SHARES

     Holders of record of the Company's common stock (the "Common Stock") at the close of business on March 20, 1997 are entitled to notice of and to vote at the Annual Meeting. On that date there were 17,016,759 shares of Common Stock outstanding.

REVOCABILITY OF PROXIES

     Shares represented at the Annual Meeting by properly executed proxies in the accompanying form will be voted at the Annual Meeting and, where the stockholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy given for use at the Annual Meeting may be revoked by the stockholder giving the proxy at any time prior to the exercise of the powers conferred thereby. A proxy may be revoked either by
(i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company's principal executive offices, either a written revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Annual Meeting will not revoke the stockholder's proxy unless such stockholder votes in person.

QUORUM AND VOTING

     Holders of Common Stock will be entitled to one vote per share. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors. Action may be taken on a matter submitted to stockholders at the Annual Meeting only if a quorum exists. A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of the stockholders.

     The nominee for election as director who receives the greatest number of votes, present in person or by proxy, at the Annual Meeting will be elected director. Abstentions from voting on the election of a director will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes on this matter since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of a director. The affirmative vote of holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the amendment of the Restated 1990 Stock Option Plan (the "1990 Option Plan"). Abstention from voting on this matter will have the practical effect of voting against this proposal since such shares are present at the meeting and entitled to vote but are not voting in favor of the proposal. Broker nonvotes will have no effect on the outcome of the proposal since they are not considered shares entitled to vote on the proposal.

SOLICITATION OF PROXIES

     Proxies will be solicited by certain of the Company's directors, officers and regular employees, without payment of any additional compensation to them. Proxies will be solicited by personal interview, mail and telephone. Any costs relating to such solicitation of proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

                              ELECTION OF DIRECTOR

     At the Annual Meeting, one director is to be elected to hold office for a term of three years until 2000, and until his successor shall be elected and shall qualify. The Board of Directors has no reason to believe that the nominee listed below will be unable to serve as a director. If, however, the nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

     Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy will vote FOR the election of the nominee listed below.

NOMINEE

     MICHAEL J. LEVINTHAL (age 42). Mr. Levinthal has been a Director of the Company since 1990 and a General Partner of several Mayfield Fund partnerships since 1984. Mr. Levinthal currently is a director of Heartstream Inc., Pure Software, Inc. and several privately held companies. Mr. Levinthal holds a B.S. and M.S. in Engineering and an M.B.A from Stanford University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE.

CONTINUING DIRECTORS -- TERM EXPIRES 1998

     ALAN D. FRAZIER (age 45). Mr. Frazier has been a Director of the Company since 1991 and President of Frazier & Company, Inc., a privately held merchant banking corporation since 1991. From 1983 to 1991, Mr. Frazier was Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a biopharmaceutical company. Mr. Frazier currently is a director of Integrated Medical Resources, Inc., IVI Publishing, Inc. and NeoPath, Inc. Mr. Frazier holds a B.A. from the University of Washington.

     KURT C. WHEELER (age 43). Mr. Wheeler is President, Chief Executive Officer and Chairman of the Board of the Company. He co-founded the Company in 1990 and has served as the Company's President and Chief Executive Officer since that time. Mr. Wheeler became a full-time employee of the Company in 1992. From 1989 to 1992, he was a principal with the Mayfield Fund, a venture capital fund. Mr. Wheeler has been involved in the early-stage development of four biotechnology companies and previously was employed by Eli Lilly & Company. Mr. Wheeler currently is a Director of Heartstream Inc. Mr. Wheeler holds a B.A. from Brigham Young University and an M.B.A. from Northwestern University's Kellogg School.

CONTINUING DIRECTORS -- TERM EXPIRES 1999

     MARK B. KNUDSON, PH.D. (age 48). Dr. Knudson has been a Director of the Company since 1991. Since 1989, Dr. Knudson has been a limited partner of Medical Innovation Fund and Medical Innovation Fund II and general partner of Medical Innovation Fund II. Dr. Knudson currently is a director of Heartstream Inc., Integ Incorporated and Diametrics Medical, Inc., which are medical device companies. Dr. Knudson holds a B.S. from Pacific Lutheran University and a Ph.D. in Physiology and Pharmacology from Washington State University.

     DONALD C. HARRISON, M.D. (age 63). Dr. Harrison has been a Director of the Company since 1996. He has been Professor of Medicine and Cardiology, University of Cincinnati, and Senior Vice President and Provost for Health Affairs, University of Cincinnati Medical Center, since 1986. Dr. Harrison has been a director of EP Technologies, Inc. and SciMed Life Systems, Inc., and is a member of the Medical Advisory Boards of Hewlett Packard Company, Syntex Corporation and The Proctor & Gamble Company. He is a past

President of the American Heart Association and was Chief of Cardiology at Stanford University School of Medicine. Dr. Harrison holds a B.S. in Chemistry from Birmingham Southern College and an M.D. from University of Alabama School of Medicine.

COMPENSATION OF DIRECTORS

     All directors of the Company hold office for staggered three-year terms or until their successors have been elected and qualified. Nonemployee directors receive a quarterly $2,000 retainer. In addition, nonemployee directors receive $1,000 for each Board meeting and committee meeting attended.

     The Company's 1996 Stock Option Plan for Nonemployee Directors (the "1996 Director Plan") was adopted at the Company's 1996 Annual Meeting of Stockholders and amended and restated by the Board of Directors in September 1996. The 1996 Director Plan provides that (i) each new nonemployee director will receive, upon election to the Board of Directors, an initial option grant to purchase 30,000 shares of Common Stock (an "Initial Grant"), (ii) each nonemployee director serving at the time of approval of the 1996 Director Plan received, upon adoption by the stockholders of the 1996 Director Plan, an option to purchase 20,000 shares of Common Stock, and (iii) beginning with the 1997 Annual Meeting of Stockholders, after each Annual Meeting of Stockholders, each nonemployee director will receive an option to purchase 10,000 shares of Common Stock (an "Annual Grant"), except for those nonemployee directors initially elected to the Board of Directors at such Annual Meeting, who shall have received an Initial Grant in connection with their election.

     All options granted under the 1996 Director Plan vest upon the optionee's continued service as a director in three equal annual installments, beginning one year after the date of grant. Each option granted under the 1996 Director Plan has a 10-year term. Options may be exercised within three months after termination of a director's service with the Company (but not after the expiration date of the option) or 12 months after the director's death.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Company's Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating and Organization Committee.

     The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other key employees of the Company, administers the 1990 Option Plan and recommends policies relating to benefit plans. The Compensation Committee currently consists of Mr. Frazier and Dr. Knudson. There were seven Compensation Committee meetings in 1996.

     The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Audit Committee currently consists of Messrs. Frazier and Levinthal. There were two Audit Committee meetings in 1996.

     The Nominating and Organization Committee makes recommendations to the Board of Directors concerning the desired qualifications of prospective candidates to fill vacancies on the Board of Directors and to serve as officers of the Company. The Nominating and Organization Committee currently consists of Mr. Wheeler and Dr. Harrison. There were no Nominating Committee meetings in 1996. Stockholders may nominate candidates for director when such candidate is nominated in compliance with the rules set forth in the Company's Amended and Restated Bylaws.

     In 1996, there were five meetings of the Board of Directors, and all board members attended at least 75% of the meetings of the Board and each Committee of which he was a member.

                 APPROVAL OF AMENDMENT OF THE 1990 OPTION PLAN

PROPOSED AMENDMENT

     Stockholders are asked to approve the amendment of the 1990 Option Plan to increase the number of shares of Common Stock to be granted under the Plan by 1,000,000 from 4,425,000 to 5,425,000 shares. Unless instructed otherwise, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR amendment of the 1990 Option Plan.

     The Board of Directors believes that the additional options would, among other things, promote the interests of the Company and its stockholders by assisting the Company in attracting, retaining and stimulating the performance of officers and key employees. The Board believes that the existing options have contributed substantially to the successful achievement of these objectives. The Board believes that the 1,000,000 additional shares of Common Stock available for issuance as a result of the amendment should be sufficient to meet the Company's requirements for approximately two years.

DESCRIPTION OF THE 1990 OPTION PLAN

     The 1990 Option Plan, which currently permits options to purchase an aggregate of 4,425,000 shares of Common Stock to be granted to employees, directors, officers, agents, consultants, advisors and independent contractors of the Company, was originally adopted by the Board of Directors in November 1990 and approved by the stockholders in December 1990. An amended and restated 1990 Option Plan was adopted by the Board of Directors and approved by the stockholders in June 1994. Amendments increasing the number of shares issuable under the 1990 Option Plan were adopted by the Board of Directors and approved by the stockholders in May 1995 and May 1996 and the 1990 Option Plan was most recently amended and restated by the Board of Directors as of January 1, 1997. All of the Company's approximately 170 employees and directors, as well as agents, consultants, advisors and independent contractors of the Company, are eligible for participation in the 1990 Option Plan. The 1990 Option Plan is administered by the Compensation Committee and the Nonofficer Employee Plan Administration Committee (together, the "Committees"), which generally have the authority to select individuals who are to receive options and to specify the terms and conditions of each option so granted, including the number of shares covered by the option, the type of option (incentive or nonqualified), the exercise price (which in no event may be less than the fair market value per share on the day of grant), the vesting provisions and the option term.

     Unless otherwise provided by the Committees, options granted under the 1990 Option Plan vest in equal annual installments over four years from the date of grant beginning one year after the date of grant. Unless otherwise provided by the Committees, any option granted under the 1990 Option Plan expires 10 years from the date of grant or, if earlier, three months after the optionee's termination of service with the Company or 12 months after the optionee's death.

     As of December 31, 1996, options to purchase 1,667,176 shares of Common Stock had been exercised, options to purchase 2,376,217 shares of Common Stock were outstanding and options to purchase 711,607 shares of Common Stock remained available for grant, all under the 1990 Option Plan. The outstanding options were held by 188 individuals and were exercisable at an average exercise price of $9.66 per share. As of December 31, 1996, outstanding options to purchase an aggregate of 1,427,654 shares were held by employees who are not officers or directors of the Company. Unless sooner terminated by the Board of Directors, the 1990 Option Plan terminates on November 16, 2000.

     Upon a "change in control" (as defined in the 1990 Option Plan), each outstanding option under the 1990 Option Plan becomes 100% vested immediately prior to the change in control, unless such accelerated vesting, in the opinion of the Company's independent accountants, would render unavailable pooling of interests accounting treatment for the change in control or such option is assumed or replaced with a comparable option or cash incentive program by the successor corporation following the change in control. Unless assumed by a successor corporation, all options under the 1990 Option Plan terminate upon a change in control. Any options held by an executive officer or other employee of the Company that are assumed or replaced by the successor corporation and do not otherwise accelerate upon a change in control will become

100% vested if, within two years following the change in control, the optionee's employment is terminated, other than termination by the successor corporation for "cause" or by the employee without "good reason" (as such terms are defined in the 1990 Option Plan).

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of participation in the 1990 Option Plan. The discussion is general in nature and does not address issues related to the tax circumstances of any particular optionee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. The discussion does not address state, local or foreign consequences.

     A recipient of a nonqualified stock option ("NSO") will not have any income at the time the NSO is granted, nor will the Company be entitled to a deduction at that time. When an NSO is exercised, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares to which the option pertains over the option exercise price of the shares. The Company will be entitled to a tax deduction with respect to an NSO at the same time and in the same amount as the recipient, assuming that the deduction is not disallowed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (which limits the Company's deduction in any one year for remuneration paid to certain executives in excess of $1 million) or otherwise limited under the Code.

     An optionee will not have any income at the time an incentive stock option ("ISO") is granted. Furthermore, an optionee will not have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the shares at the time of exercise over the option exercise price of the shares will be a preference item that could create an alternative minimum tax liability. If an optionee disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain (i.e., the excess of the proceeds received over the option price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. If the optionee disposes of the shares within two years of the date of grant of the ISO or within one year of exercise of the ISO, the disposition is normally a "disqualifying disposition," and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the amount received for the shares (or, if less, the fair market value of the shares at the time the ISO is exercised) over the option exercise price of the shares. The balance of the gain or loss, if any, will be long-term or short-term capital gain depending on whether the shares were sold more than one year after the ISO was exercised.

     The Company is not entitled to a deduction as the result of the grant or exercise of an ISO. If the optionee has ordinary income taxable as compensation as a result of a disqualifying disposition, the Company will be entitled to a deduction at the same time and in the same amount as the optionee, assuming that the deduction is not disallowed by Section 162(m) of the Code.

     As of March 31, 1997, the last reported sales price per share of Common Stock on the Nasdaq National Market was $8.375.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE 1990 OPTION PLAN.

                               EXECUTIVE OFFICERS

     The executive officers of the Company, and their ages as of December 31, 1996, are as follows:

        NAME           AGE                           POSITION                         OFFICER SINCE
---------------------  ----  ----------------------------------------------------------------------
Kurt C. Wheeler......   43   President, Chief Executive Officer and Chairman of the       1990
                             Board
John M. Adams........   50   Executive Vice President, Engineering and Chief              1990
                             Technical Officer
Jerry C. Griffin,
  M.D................   52   Executive Vice President, Medical Affairs                    1992
Clifton A.
  Alferness..........   49   Vice President, Research                                     1990
Gregory M. Ayers,
  M.D., Ph.D.........   34   Vice President, Clinical Affairs                             1996
John Michael
  Cleary.............   38   Vice President, Worldwide Marketing and U.S. Sales           1996
Robert A. Garee......   43   Vice President, Manufacturing Operations                     1996
Richard O. Gray,
  Jr.................   50   Vice President, Intellectual Property                        1994
Michel E.J.
  Lussier............   40   Vice President, General Manager of European Operations       1994
Donald F. Seaton
  III................   39   Vice President, Finance, Chief Financial Officer and         1994
                             Secretary

     For a biographical summary of Mr. Wheeler, see "Election of Director -- Continuing Directors -- Term Expires 1998."

     JOHN M. ADAMS, co-founder, Executive Vice President, Engineering and Chief Technical Officer, joined InControl in 1990. From 1978 to 1990, Mr. Adams was Vice President of Research and Development of Physio-Control Corporation, a medical electronics company and subsidiary of Eli Lilly & Company. Mr. Adams holds a B.S.E.E. from the University of Minnesota.

     JERRY C. GRIFFIN, M.D., Executive Vice President, Medical Affairs, joined InControl in 1992. Dr. Griffin heads InControl's Scientific Advisory Board. From 1984 to 1992, Dr. Griffin was employed by the University of California, San Francisco, where he most recently was Professor of Medicine. Dr. Griffin holds a B.S. from the University of Southern Mississippi and an M.D. from the University of Mississippi.

     CLIFTON A. ALFERNESS, co-founder and Vice President, Research, joined InControl in 1990. From 1989 to 1990, Mr. Alferness was a research scientist at Duke University Medical Center, Basic Arrhythmia Laboratory. From 1975 to 1989, he served as Director of Research at Physio-Control Corporation. Mr. Alferness holds a B.S.E.E. from South Dakota School of Mines.

     GREGORY M. AYERS, M.D., PH.D., Vice President, Clinical Affairs, joined InControl in 1992, and was appointed to his current position in 1996. From 1989 to 1992, he served as a post-doctorate research assistant at Indiana University. He holds a B.S. in Engineering and a Ph.D. in Biomedical Engineering from Purdue University and an M.D. from Indiana University.

     JOHN MICHAEL (SEAN) CLEARY, Vice President, Worldwide Marketing and U.S. Sales, joined InControl in 1996. From 1994 to 1996, he served as Regional Manager for Cardiac Pacemakers, Inc., a division of Guidant Corporation, a medical device sales company. From 1993 to 1994, Mr. Cleary served as Business Development Manager for the Medical Devices and Diagnostic Division of Eli Lilly & Company, a pharmaceutical company. From 1987 to 1993, he served as Sales Representative, Marketing Manager, and Financial Analyst for Cardiac Pacemakers, Inc., which was then a subsidiary of Eli Lilly & Company. Mr. Cleary holds a B.S. in Industrial and Operations Engineering and an M.B.A. from the University of Michigan.

     ROBERT A. GAREE, Vice President, Manufacturing Operations, joined InControl in 1996. From 1990 to 1996, he was employed by Schneider (USA), Inc., a division of Pfizer Inc., a research-based health care company. From 1990 to 1995, Mr. Garee served as Director of Operation for the Cardiology and Peripheral Divisions of Schneider USA . From 1995 to 1996, he served as New Product Program Director for its stent graft business. He holds a B.S. in Chemistry from the State University of New York, Albany.

     RICHARD O. GRAY, JR., Vice President, Intellectual Property, joined InControl in 1994. From 1989 to 1994, Mr. Gray was a partner at the law firm of Foley & Lardner, Chicago, Illinois, specializing in patent matters. Mr. Gray holds a B.S. from Purdue University and a J.D. from Loyola University of Chicago Law School.

     MICHEL E.J. LUSSIER joined the Company as Vice President, General Manager of European Operations in 1994. From 1980 to 1994, Mr. Lussier was employed by Medtronic, Inc. ("Medtronic"), a medical electronics company. From 1990 to 1994, he served as Medtronic's European Business Director, Cardiac Pacing. Mr. Lussier holds a B.S.E.E. and an M.S. in Biomedical Engineering from the University of Montreal and an M.B.A. from the European Institute of Business
Administration -- INSEAD.

     DONALD (GUY) F. SEATON III, Vice President, Finance, Chief Financial Officer and Secretary, joined InControl in 1994. From 1993 to 1994, Mr. Seaton was employed by Interpoint Corporation, a microelectronics company, where he most recently served as Vice President of Business Development and Administration. From 1990 to 1992, Mr. Seaton was employed by International Rectifier Corporation, a semiconductor manufacturer, where he served as Vice President, Finance and Administration. He holds a B.A. from Stanford University and an M.B.A. from the University of Chicago.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table sets forth certain information as to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the years ended December 31, 1996, 1995 and 1994 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                ANNUAL COMPENSATION              AWARDS
                                         ----------------------------------   ------------
                                                               OTHER ANNUAL    SECURITIES     ALL OTHER
            NAME AND                                           COMPENSATION    UNDERLYING    COMPENSATION
       PRINCIPAL POSITION         YEAR   SALARY($)  BONUS($)      ($)(1)       OPTIONS(#)        ($)
--------------------------------  ----   --------   --------   ------------   ------------   ------------
Kurt C. Wheeler.................  1996   $347,500                $ 36,000          4,500       $107,255(2)
  President and Chief             1995    302,750                  32,000        100,000         21,300
  Executive Officer               1994    247,000                  26,000                         8,438
Jerry C. Griffin, M.D. .........  1996    265,000                                  4,500         86,650(3)
  Exec. Vice President,           1995    236,750                                 60,000         14,723
  Medical Affairs                 1994    195,417                                 40,000          9,991
Michel E. Lussier(4)............  1996    240,419                                  4,500         37,185(5)
  Vice President,                 1995    250,009                                 30,000         41,172
  General Manager of              1994     55,607                                100,000         25,367
  European Operations
John M. Adams...................  1996    233,750                                  4,500         63,200(6)
  Exec. Vice President,           1995    173,749                                 60,000
  Engineering and Chief           1994    138,333
  Technical Officer
Richard O. Gray, Jr.(7).........  1996    225,077                                  4,500         62,808(6)
  Vice President                  1995    206,000                                 30,000         45,000
  Intellectual Property           1994    133,333                                 60,000        263,015

---------------

(1) Represents compensation paid under an employment contract. See
    "-- Employment Agreements; Change in Control Arrangements -- Employment Agreements."

(2) For Mr. Wheeler, the amount represents a $4,800 automobile expense paid under his employment contract and bonus compensation paid to him in May 1996, which he elected to receive in the form of the retirement of all outstanding principal and interest on a loan made by the Company to him in March 1994. See "Compensation Committee Report on Executive Compensation" and "Certain Relationships and Related Transactions."

(3) For Dr. Griffin, the amount represents reimbursement for local accommodations and bonus compensation paid to him in May 1996, which he elected to receive in the form of the retirement of all outstanding principal and interest on a loan made by the Company to him in March 1994. See "Compensation Committee Report on Executive Compensation" and "Certain Relationships and Related Transactions."

(4) Mr. Lussier joined the Company in August 1994.

(5) For Mr. Lussier, the 1996 amount represents car lease payments of $15,285, housing allowances of $14,400 and contributions to a pension plan of $7,500.

(6) For Messrs. Adams and Gray the amount reflects bonus compensation paid to them in May 1996, which they elected to receive in the form of the retirement of all outstanding principal and interest on loans made by the Company to them in March 1994. See "Compensation Committee Report on Executive Compensation" and "Certain Relationships and Related Transactions."

(7) Mr. Gray joined the Company in May 1994.

OPTION GRANTS

     The following table sets forth certain information regarding options granted during the year ended December 31, 1996 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL
                                                                                            REALIZABLE
                                  INDIVIDUAL GRANTS                                      VALUE AT ASSUMED
-------------------------------------------------------------------------------------    ANNUAL RATES OF
                                  NUMBER OF     PERCENT OF                                 STOCK PRICE
                                  SECURITIES   TOTAL OPTIONS                               APPRECIATION
                                  UNDERLYING    GRANTED TO     EXERCISE                 FOR OPTION TERM(3)
                                   OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ------------------
              NAME                GRANTED(#)    FISCAL YEAR    ($/SH)(1)    DATE(2)      5%($)     10%($)
--------------------------------  ----------   -------------   ---------   ----------   -------   --------
Kurt C. Wheeler.................     4,500        *             $ 10.00      10/03/06   $73,300   $116,718
Jerry C. Griffin, M.D...........     4,500        *               10.00      10/03/06    73,300    116,718
Michel E. Lussier...............     4,500        *               10.00      10/03/06    73,300    116,718
John M. Adams...................     4,500        *               10.00      10/03/06    73,300    116,718
Richard O. Gray, Jr.............     4,500        *               10.00      10/03/06    73,300    116,718

---------------

*   Less than 1%

(1) The option exercise price is equal to the estimated fair market value of the underlying Common Stock on the date of grant, as determined by the Board of Directors.

(2) Provided the holder remains employed by the Company, one forty-eighth of the options vest each month from the date of grant, becoming fully exercisable four years from the date of grant. The options terminate 10 years from the date of grant.

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the 10-year option period. The actual value realized may be greater or less than the potential realizable values set forth in the table.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     None of the named executive officers exercised options during the year ended December 31, 1996. The following table sets forth certain information regarding options held as of the end of such year by each of the named executive officers.

                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1996(#)         DECEMBER 31, 1996($)(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------------------  -----------   -------------   -----------   -------------
Kurt C. Wheeler..................................     48,310         56,190          $ 0            $ 0
Jerry C. Griffin, M.D............................     39,769         64,731            0              0
Michel E. Lussier................................     72,478         62,027            0              0
John M. Adams....................................     28,103         36,397            0              0
Richard O. Gray, Jr..............................     14,145         20,355            0              0

---------------

(1) Calculated based on the difference between the option exercise price and the estimated fair market value of the Common Stock at December 31, 1996.

EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreements. Kurt C. Wheeler, President and Chief Executive Officer of the Company, is party to an Executive Employment Agreement with the Company dated as of April 1, 1995, as amended by the First Amendment to Executive Employment Agreement, dated September 30, 1996 (as amended, the "Employment Agreement"). The Employment Agreement provides that Mr. Wheeler is entitled to receive an annual base salary of $325,000, with increases to be considered by the Board of Directors annually. Pursuant to the Employment Agreement, Mr. Wheeler receives a monthly housing allowance of $3,000 until April 1, 1997, and a monthly automobile allowance of $400, which allowance is reviewed annually by the Board of Directors. In addition, pursuant to the Employment Agreement, Mr. Wheeler is entitled to receive loans not to exceed $756,042, consisting of a lump-sum loan for relocation of $500,000 and monthly loans in the amount of $5,000, in the aggregate not to exceed $256,042, for as long as Mr. Wheeler remains an employee. As of December 31, 1996, an aggregate of $741,042 had been loaned to Mr. Wheeler. Interest on the loans is set at 4.94% per annum, or the minimum interest necessary to prevent each loan from being classified as a "below market loan" under Section 7872 of the Internal Revenue Code of 1986, as amended (the "Code"), but not to exceed 8% per annum. The principal amount and accrued interest on the loans is due upon the earliest of (i) termination of the Employment Agreement by the Company for cause or by Mr. Wheeler, (ii) six months after the aggregate value of all securities of the Company then held by Mr. Wheeler exceeds $4,000,000 for a period of 90 consecutive calendar days, so long as Mr. Wheeler is permitted to freely sell his shares of Common Stock under applicable securities laws, (iii) nine months after a merger, reorganization or sale of substantially all the assets of the Company (an "Acquisition") in which Mr. Wheeler receives cash and securities having a value in excess of $4,000,000 and the securities received, if any, are publicly traded, and (iv) upon termination of the Employment Agreement due to Mr. Wheeler's death or disability. If any of the events described in clauses
(ii) - (iv) do not occur on or before September 1, 1998, or in any event upon the occurrence of an Acquisition, the principal, but not the accrued interest on the loans, will be forgiven, and the Company will compensate Mr. Wheeler for any federal income tax associated with such forgiveness. In conjunction with the loans, Mr. Wheeler executed promissory notes in favor of the Company and pledged 60,000 shares of Common Stock as collateral therefor.

     Michel E. Lussier, Vice President, General Manager of European Operations for the Company, is also party to an employment agreement with the Company dated as of August 17, 1994. Pursuant to this agreement, Mr. Lussier is entitled to receive a guaranteed net after-tax annual base salary of $120,000 paid in local currency, with increases to be considered by the Board of Directors annually. The local currency payments are calculated at a fixed foreign exchange rate through August 1998. Changes in the foreign exchange rate will be considered after four years. In addition, pursuant to this agreement, InControl provides Mr. Lussier with an automobile and relevant automobile expenses, such as taxes, licenses and insurance at a total monthly cost of approximately $1,275 in 1996 and makes contributions to a pension plan of approximately $7,000 annually. Mr. Lussier also receives a monthly housing allowance of $1,200.

     Change in Control Agreements. In May and September 1996, the Company entered into Senior Management Employment Agreements with each of its executive officers. These agreements provide that upon a "Change in Control" (as defined in the agreements) each such executive will be entitled to receive an annual base salary not less than his salary in effect prior to the Change in Control and an annual bonus at least equal to the average of his annual bonuses for the three years prior to the Change in Control. In addition, each such executive will be entitled to insurance coverage and other employee benefits no less favorable than the Company's benefits in effect prior to the Change in Control. If during the two-year period after a Change in Control, the executive officer's employment is terminated by the Company for any reason other than death, disability or "cause" or by the executive for "good reason" (as such terms are defined in the agreements), such executive officer will be entitled to certain additional benefits, including a lump-sum payment equal to two times the sum of
(i) the executive officer's annual salary prior to the Change in Control (or on the date of termination, if such executive officer's salary is higher on such date) and (ii) a percentage of such salary equal to the executive officer's percentage bonus for the year prior to the Change in Control. If no such bonus was paid, or if the bonus cannot be determined, such percentage will be 10%. In addition, any such terminated executive officer will be entitled to payment of an amount sufficient to compensate him for any excise tax, including interest and penalties, imposed under Section 4999 of the Code and to continuation of life insurance, disability, health and dental, and other similar employee benefits for one year following termination. The Senior Management Employment Agreements may be terminated on 60 days' prior written notice prior to a Change in Control or 30 days' prior written notice once a Change in Control has occurred; provided, however, that the Company will remain liable for any obligations arising prior to such termination.

     Restated 1990 Stock Option Plan. Under the 1990 Option Plan, upon a "change in control" (as defined in the 1990 Option Plan), each outstanding option becomes 100% vested immediately prior to the change in control, unless (i) in the opinion of the Company's independent accountants, such accelerated vesting would render unavailable pooling of interests accounting treatment for the change in control, (ii) such option is assumed or replaced with a comparable option by the successor corporation following the change in control, or (iii) such option is replaced with a cash incentive program that preserves the spread existing at the time of the change in control and provides for payouts in accordance with the option's vesting schedule. Unless assumed by a successor corporation, all options under the 1990 Option Plan terminate upon a change in control. Any options held by an executive officer or other employee of the Company that are assumed or replaced by the successor corporation and do not otherwise accelerate upon a change in control will become 100% vested if, within two years following the change in control, the optionee's employment is terminated, other than termination by the successor corporation for "cause" or by the employee without "good reason" (as such terms are defined in the 1990 Option Plan).

     1996 Stock Option Plan for Nonemployee Directors. Upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the Company's stockholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option granted under the 1996 Director Plan will terminate (with certain exceptions), but the optionee would have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the salaries of the Company's executive officers and making recommendations concerning such salaries to the Board of Directors. In addition, the Committee determines the number and terms of options granted to the Company's executive officers and other employees. The Committee is composed of two independent nonemployee directors, Mr. Frazier and Dr. Knudson.

     The medical device industry is highly competitive with respect to recruitment and retention of qualified personnel. In setting compensation policy, the Company continually monitors this environment and works to respond to change and to effect adjustments as required to remain competitive. Within this context, the underlying objectives of the Company's compensation policy are to attract, recruit and retain the best possible executive talent, to motivate those executives to achieve optimum performance for the Company, to link executive, employee and stockholder interests through equity-based plans and to provide compensation that recognizes individual contributions as well as overall progress of the Company toward its goals. The Committee employs independently published surveys of compensation levels at comparable medical device companies to ensure that the Company's compensation practices are comparable to those at such companies. During the latter part of 1996, the Company once again retained a compensation consultant to assist the Committee in reviewing and making recommendations to the Company's Board of Directors for updating the Company's compensation policy. The input of the consultant and the resulting adjustments in the Company's compensation policy will be reflected in the Committee's decisions with respect to 1997 compensation.

     For 1996, there were two components to the Company's executive compensation: base salary and long-term incentives in the form of stock options.

     Base Salary. Base salary for each executive officer was subjectively determined by an assessment of his sustained performance. This evaluation took into account the scope and complexity of the executive's position, development potential, experience, responsibility and long-term contributions to the Company. Each executive's salary was evaluated in relation to salary levels for comparable positions at medical products, life science and high-technology companies, based on published survey data and the experience of the Committee members. The Committee does not assign relative weights to the factors on which base salaries are based. Based on their subjective analysis, the Committee established salary increases for the Company's executives other than the Chief Executive Officer at levels of 5%-10% higher than those established in 1995, based on job performance, and, in the case of certain executives, increased base salaries an additional 3%-25%, based on increased levels of responsibility assumed by such executives or to reflect their long-term contributions to the Company's success.

     The Company has an employment agreement with Mr. Wheeler, which, among other things, provides for an annual review of his base salary by the Committee. In 1996, in conjunction with its review of the compensation of all of the Company's executives, Mr. Wheeler's base salary was increased from $325,000 to $355,000, based on his job performance. See "Executive
Compensation -- Employment Agreements; Change in Control Arrangements."

     Long-Term Incentives. Stock options are granted periodically under the 1990 Option Plan to provide to the Chief Executive Officer and other named executive officers a long-term incentive opportunity that is directly linked to an increase in stockholder value. Vesting is used to encourage key employees to continue in the employ of the Company, to provide further incentives to enhance stockholder value and to reward key employees for the achievement of certain goals. Historically, the vesting provisions have varied. Generally, options have standard four-year vesting schedules. Certain options, however, have been granted which have vesting schedules providing for acceleration of vesting upon the achievement of certain milestones, such as the first implant of the METRIX device. In 1996, no options with performance-based vesting were granted and no acceleration of vesting occurred with respect to any outstanding options. For optionees employed by the Company for less than one year, options granted under the 1990 Option Plan in 1996 vest at the rate of 1/4 on the first anniversary of the date of grant, with the balance of the option vesting at the rate of 1/48 per month over the subsequent three years, becoming fully vested four years from the date of grant. Options granted under the 1990 Option Plan in 1996 to optionees employed by the Company for one year or longer vest at the rate of 1/48 per month, becoming fully vested four years from the date of grant. In 1996, the Committee granted options to each of its executives, except Mr. Cleary, who was granted a stock option in connection with his hiring in 1996. Each such executive, including Mr. Wheeler, was granted an option to acquire 4,500 shares of Common Stock as part of the Committee's granting of options to all Company employees, including executive officers, who were eligible to participate in the Company's 1990 Option Plan. In connection with its review of compensation policies for the current year, and in consultation with an independent compensation consultant, the 1990 Option Plan has been amended to provide that all options granted under the 1990 Option Plan shall vest in equal, annual installments of 25%, becoming fully vested four years from the date of grant. See "Approval of Amendment of the 1990 Option Plan."

     Additional Compensation. In May 1996, in recognition of certain executives' performance on behalf of the Company and their long-term contribution to the success of the Company, the Board of Directors granted compensation bonuses to such executives, which executives elected to receive such bonuses in the form of the retirement of all outstanding principal and interest on loans made to them by the Company in March 1994. These loans were extended to the executives in connection with the acceleration and exercise by them of stock options in contemplation of the Company's initial public offering of its Common Stock. A total of $578,369 in loans and accrued interest were repaid through these bonuses, with individual executive's bonuses ranging from $19,264 to $102,455. Additional loans extended to the executives to pay certain taxes incurred by the executives as a result of their exercise of such stock options remain outstanding. See "Certain Relationships and Related Transactions."

     To qualify compensation for deductibility for federal income tax purposes, it is the Company's policy to meet the requirements for exclusion from the limit on deduction imposed by Section 162(m) of the Code by paying performance-based compensation if possible and, with respect to cases in which it is not possible to meet the requirements for exclusion from Section 162(m) of the Code, the Company intends to minimize any award of compensation in excess of the limit.

                                          Compensation Committee

                                          Alan D. Frazier
                                          Mark B. Knudson

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on shares of the Company's Common Stock with the cumulative total return of the Nasdaq US Stock Market and the Hambrecht & Quist Healthcare Section Excluding Biotechnology Index for the period beginning on September 9, 1994, the first day of trading, and ending on December 31, 1996, the end of the Company's last fiscal year.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  INCONTROL, INC., NASDAQ US STOCK MARKET AND
       HAMBRECHT & QUIST HEALTHCARE SECTION EXCLUDING BIOTECHNOLOGY INDEX

                                                                             HAMBRECHT & QUIST
                                                                               HEALTH CARE-
        MEASUREMENT PERIOD                                NASDAQ US STOCK        EXCLUDING
      (FISCAL YEAR COVERED)           INCONTROL, INC.         MARKET           BIOTECHNOLOGY
9/9/94                                             100                 100                 100
12/30/94                                            93                  99                 101
12/29/95                                           134                 140                 169
12/31/96                                            73                 172                 187

Assumes $100 invested in InControl, Inc. Common Stock, the Nasdaq US Stock Market and the Hambrecht & Quist Healthcare Section Excluding Biotechnology Index, with all dividends reinvested. Stock price shown above for the Common Stock is historical and not necessarily indicative of future price performance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during the 1996 fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of December 31, 1996, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the Company's named executive officers, and (iv) all directors (including director nominees) and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                             SHARES BENEFICIALLY
                                                                                    OWNED
                                                                             -------------------
                                   NAME                                       NUMBER     PERCENT
---------------------------------------------------------------------------  ---------   -------
Kurt C. Wheeler(1).........................................................    416,303      2.5%
John M. Adams(2)...........................................................    304,406      1.8%
Jerry C. Griffin, M.D.(3)..................................................    217,862      1.3%
Richard O. Gray, Jr.(4)....................................................     74,541        *
Michel E. Lussier(5).......................................................     77,041        *
Alan D. Frazier(6).........................................................    757,293      4.5%
Mark B. Knudson(7).........................................................    491,650      2.9%
Michael J. Levinthal(8)....................................................    983,313      5.8%
Donald C. Harrison(9)......................................................      2,708        *
General Electric Pension Trust.............................................  1,572,518      9.3%
  303 Summer Street
  Stamford, CT 06904
St. Jude Medical, Inc......................................................  1,515,037      8.9%
  One Lillehei Plaza
  St. Paul, MN 55117
Warburg, Pincus Counsellors, Inc...........................................  1,226,916      7.2%
  466 Lexington Avenue
  New York, NY 10017
Zesiger Capital Group, LLC.................................................  1,019,471      6.0%
  320 Park Avenue
  New York, NY 10022
Mayfield Fund(10)..........................................................    953,664      5.6%
  2800 Sand Hill Road
  Menlo Park, CA 94025
Quantum Industrial Partners LDC(11)........................................    881,250      5.2%
  888 Seventh Ave., St. 3300
  New York, NY 10106
All directors and executive officers as a group (14
  persons)(6)(7)(8)(9)(12).................................................  3,681,894     21.2%

---------------

  *  Represents holdings of less than 1%.

 (1) Includes 48,748 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $9.50 per share. Also includes 28,125 shares subject to repurchase by the Company upon termination of Mr. Wheeler's relationship with the Company, which number declines over time.

 (2) Includes 28,708 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $11.13 per share. Also includes 19,062 shares subject to repurchase by the Company upon termination of Mr. Adams' relationship with the Company, which number declines over time.

 (3) Includes 41,208 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $10.40 per share held by Dr. Griffin, together with 2,280 shares held by a trust over which Dr. Griffin maintains investment discretion. Also includes 19,062 shares subject to repurchase by the Company upon termination of Dr. Griffin's relationship with the Company, which number declines over time.

 (4) Includes 14,541 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $11.12 per share. Also includes 21,250 shares subject to repurchase by the Company upon termination of Mr. Gray's relationship with the Company, which number declines over time.

 (5) Represents 77,041 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $8.79 per share.

 (6) Represents 2,780 shares, together with 10,000 shares issuable upon exercise of outstanding options that are fully vested at an exercise price of $11.50 per share, held by Alan D. Frazier; 166,108 shares, together with 9,000 shares issuable upon exercise of outstanding options that are fully vested at an exercise price of $.20 per share and 222,277 shares issuable upon exercise of outstanding warrants held by Frazier & Company, L.P.; 215,267 shares held by Frazier Healthcare Investments, L.P.; 113,823 shares held by Frazier/InControl, L.P.; and 18,038 shares held by Frazier Management L.L.C. Mr. Frazier is the sole stockholder of Frazier & Company, Inc., which is the managing member of Frazier Management, L.L.C., which is the general partner of Frazier & Company L.P., which is the general partner of Frazier Healthcare Management, L.P., which is the general partner of Frazier Healthcare Investments, L.P. Frazier & Company, L.P. is also the general partner of Frazier/InControl, L.P. As such, Mr. Frazier may be deemed to share voting and investment power with respect to the shares held by these entities. Mr. Frazier disclaims beneficial ownership of all 744,513 shares beneficially owned by Frazier Healthcare Investments, L.P., Frazier/InControl, L.P., Frazier Management L.L.C., and Frazier & Company, L.P., except to the extent of his pecuniary interest in such shares arising from his interest in the entities referred to herein.

 (7) Includes 10,000 shares issuable upon exercise of outstanding options exercisable within 60 days at an exercise price of $11.50 per share. Also includes 458,750 shares held by Medical Innovation Fund, of which Dr. Knudson is a special limited partner, and 22,900 shares held by Medical Innovation Fund II, of which Dr. Knudson is a general partner; Dr. Knudson disclaims beneficial ownership of such shares.

 (8) Represents 1,435 shares, together with 10,000 shares issuable upon exercise of outstanding options exercisable within 60 days at an exercise price of $11.50 per share, held by Mr. Levinthal, and 18,214 shares held in a trust over which Mr. Levinthal maintains investment discretion. Also includes 832,874 shares held by Mayfield VI, of which Mr. Levinthal is a general partner and 120,790 shares held by Mayfield Medical Partners, of which Mr. Levinthal is a general partner; Mr. Levinthal disclaims beneficial ownership of all such shares held by Mayfield VI and Mayfield Medical Partners.

 (9) Represents 2,708 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $13.88 per share.

(10) Represents 832,874 shares held by Mayfield VI and 120,790 shares held by Mayfield Medical Partners.

(11) QIH Management Investor, L.P., by reason of its investment discretion over securities held by Quantum Industrial Partners LDC ("Quantum Partners"), and QIH Management, Inc., as sole general partner of QIH Management Investor, L.P., may each be deemed to beneficially own the shares held by Quantum Partners. George Soros, as the sole shareholder of QIH Management, Inc., may also be deemed to beneficially own such shares.

(12) Includes 118,280 shares subject to repurchase by the Company upon termination of the holders' relationship with the Company, which number declines over time, and 322,050 shares issuable upon exercise of outstanding options exercisable within 60 days at an average weighted exercise price of $9.57 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1994, each of Kurt C. Wheeler, President and Chief Executive Officer, Jerry C. Griffin, M.D., Vice President, Medical Affairs, John M. Adams, Vice President, Engineering and Chief Technical Officer, Richard O. Gray, Jr., Vice President, Intellectual Property, Clifton A. Alferness, Vice President, Research, and K. Ross Infinger, Director of Information Systems, issued promissory notes in favor of the Company for $97,875, $78,938, $60,375, $60,000, $48,188 and $30,188, respectively, in connection with the exercise of stock options. These executives received bonus compensation from the Company in May 1996, which they elected to receive in the form of the retirement of all principal and interest on these loans. During January and April 1995, the Company made additional loans to Messrs. Griffin, Wheeler, Adams, Alferness and Infinger of $179,000, $167,000, $70,000, $66,000 and $37,000, respectively, to pay for the tax liabilities arising from the exercise of stock options during 1994. These loans accrue interest at rates of 7.19% and 6.8% for loans made in January and April, respectively. Interest is due on the anniversary dates of the loans with the balances on these loans originally due on the second anniversary date, which due date has been extended so that the balances on the loans are due on the third anniversary date. These loans are secured by the pledge of 35,800, 33,400, 14,000, 13,200 and 7,400 shares of Common Stock, respectively.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young LLP, certified public accountants, to act as independent auditor of the Company for the fiscal year ending December 31, 1997. Ernst & Young LLP has been auditor of the Company since the Company's inception.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from stockholders.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the stockholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the proxy materials for the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than December 11, 1997.

     Such proposals should be directed to Secretary, InControl, Inc., 6675 185th Avenue N.E., Redmond, Washington 98052.

                          ANNUAL REPORT AND FORM 10-K

     A copy of the Company's Annual Report to Stockholders for 1996, including financial statements, accompanies this Proxy Statement.
                            ------------------------

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Commission, will be furnished without charge to beneficial stockholders or stockholders of record upon request to Investor Relations at the Company's principal executive offices.

PROXY



                                INCONTROL, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                  ANNUAL MEETING OF STOCKHOLDERS--MAY 15, 1997


The undersigned hereby appoint(s) Kurt C. Wheeler and Donald F. Seaton III and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of InControl, Inc. held of record by the undersigned on March 20, 1997 at the Annual Meeting of Stockholders of the Company to be held at the Bellevue Club, 11200 S.E. 6th St., Bellevue, Washington, at 8:30 a.m. on Thursday, May 15, 1997, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

               IMPORTANT--PLEASE DATE AND SIGN ON THE OTHER SIDE.






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
                                                           PLEASE MARK
                                                           YOUR VOTES AS
                                                           INDICATED IN
                                                           THIS EXAMPLE. [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR THE NOMINEE" IN ITEM 1 AND "FOR"
ITEM 2.


                                                                  WITHHOLD
                                                                  AUTHORITY
                                                  FOR            to vote for
                                               the Nominee       the Nominee
1. ELECTION OF DIRECTOR                          [  ]               [   ]

   Nominee: Michael J. Levinthal

                                                  FOR   AGAINST   ABSTAIN
2. APPROVAL OF AMENDMENT TO RESTATED
   1990 STOCK OPTION PLAN                         [  ]    [  ]      [  ]


                                                  YES       NO
I plan to attend the Annual Meeting               [  ]      [  ]


SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR THE NOMINEE" IN ITEM 1 AND "FOR" ITEM 2.



Signature(s)                                                   Date
            ---------------------------------------------------    ------------

Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.
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